Webb & Company, PA

Certified Public Accountants

Securities & Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Roanoke Technology Corp.
File REF. #000-26715

We have read the statements of Roanoke Technology Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated February 8, 2006 and agree with such statements as they pertain to our firm.

Regards,

/s/ Webb & Company, P.A.
Webb & Company, P.A.